Exhibit (10)(m)* to Report
on Form 10-K for Fiscal
Year Ended June 30, 2001
by Parker-Hannifin Corporation

Parker-Hannifin Corporation 2002 Target Incentive Bonus Plan Description.

*Numbered in accordance with Item 601 of Regulation S-K.

PARKER-HANNIFIN CORPORATION 2002 TARGET INCENTIVE BONUS PLAN

A.	Payments earned under the Bonus Plan depend upon the Company's performance against a pre-tax return on average assets (ROAA) schedule which is based upon the Fiscal Year 2002 operating plan.

B.	The payout under the Plan ranges from 15% to 150% of each participant's target award, with 100% payout set at achievement of fiscal year 2002 planned ROAA.

C.	Any payout pursuant to the Plan that will result in the exceedance of the $1 million cap on the tax deductibility of executive compensation will be deferred until such time in the earliest subsequent fiscal year that such cap will not be exceeded.

D.	Participants: All of the executive officers of the Company, plus Group Presidents who are not executive officers.

E.	Fiscal year 2002 Planned ROAA: 11.1%

ROAA Payout Schedule

FY02	Percentage of Target
ROAA	Award Paid*
< 2.6%	0%
2.6%	30%
4.0%	40%
5.2%	50%
6.5%	60%
7.6%	68%
7.7%	70%
8.9%	80%
10.0%	90%
11.1%	100%
11.7%	113%
12.3%	125%
13.0%	138%
13.6%	150%

             * Fiscal year 2002 ROAA less than 7.6% will reduce the amount paid by 50%.

F.	ROAA will not include the impact of:

             1. Environmental costs in excess of planned amounts

             2. Acquisitions/divestitures

             3. Currency gains or losses